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EXHIBIT 2.1
ARTICLES OF INCORPORATION

                          ARTICLES OF INCORPORATION
                                      OF
                        COBRA FINANCIAL SERVICES, INC.


                                 ARTICLE ONE

          The name of the Corporation is COBRA FINANCIAL SERVICES, INC.

                                 ARTICLE TWO

          The period of its duration is perpetual.

                                ARTICLE THREE

          The purpose for which the corporation organized is the transaction of any and all lawful business for which a corporation may be incorporated under Texas Business Corporation Act.

                                ARTICLE FOUR

          The aggregate number of shares of which the corporation is authorized to issue is Ten Thousand (10,000). The shares shall have a par value of One Dollar ($1.00).

                                ARTICLE FIVE

          The Corporation will not commence business until it has received for the issuance of it's shares consideration of the value of $1,000.00, consisting of money, labor done or property actually received.

                                ARTICLE SIX

          The number of initial Directors is one. The name and address of the initial director is:

                         Carlton Wade Fleming
                         5005 LBJ Freeway, Suite 950
                         Dallas, Texas 75244

                               ARTICLE EIGHT

          This is Corporation is a close corporation.

                               ARTICLE NINE

          The name and address of the incorporator is:

                         Marilyn S. Hershman
                         408 W. 17th Street, Suite 101
                         Austin, Texas 78701-1207

          IN WITNESS WHEREOF: I have hereunto set my hand this 16th day of September, 1996.

                              /s/ Marilyn S. Hershman
                             __________________________________
                             Marilyn S. Hershman, Incorporator